Exhibit 99.1

June 26, 2014

Mr. Frank LaGrange Johnson, Chairman
Members of the Board of Directors
Forward Industries, Inc.
477 Rosemary Ave., Suite 219
West Palm Beach, FL 33401

Dear Fellow Members of the Board:

For over six months, I have been petitioning the Board with regards to its untenable corporate governance practices, poor performance and questionable instances of related party transactions with Chairman Frank LaGrange Johnson.  The Board has yet to engage in any kind of meaningful dialogue to constructively address my concerns.  Instead of facing these serious issues, Mr. Johnson and his supporters on the Board have consistently attempted to impede my efforts to instill qualified and independent leadership at Forward and have resorted to unsubstantiated attacks in the press, all with the use of Company funds.

Although I originally sought only to replace Mr. Johnson and the management leadership he has installed—namely the Chief Executive Officer, Mr. Robert Garrett—in order to increase independence onto what I believe to be an entrenched Board, the Board's recent actions have led me to believe that its composition must be wholly overhauled. Therefore, I am now seeking to nominate a full slate of directors for election at the 2014 Annual Meeting of Shareholders, including three new nominees that will prioritize the maximization of shareholder value and protect Forward from further decline under Mr. Johnson's and Mr. Garrett's leadership. I am confident that the three additional independent candidates I am nominating—Sangita Shah, N. Scott Fine and Darryl Keys—will bring an exceptional record of corporate management, finance, and strategic experience and acumen to the Company.  Further details regarding my seven nominees are set forth on Annex 1 hereto.

I look forward to further discussing my nominees with the Board and Forward's shareholders.

Sincerely,

/s/ Terence Bernard Wise

Terence Bernard Wise

Annex 1

Sangita Shah. Ms. Shah currently acts as director and owner of Odyssean Enterprises Limited, a private advisory and investment company specializing in financial and strategic consultant services to small and medium enterprises in the United States and United Kingdom, in addition to large organizations such as HSBC and United Kingdom's HM Cabinet Office. She also serves as non-executive director for Zypha Technologies Limited, a multinational IT services company, board director of Global Reach Technology, a wireless communications business with operations in the US and UK, and board director of Swindon Town FC, a professional soccer club in the UK. Ms. Shah has previously acted as director of the Leading Edge Strategy Company, a business strategy planning organization associated with KPMG. Prior to this, she enjoyed a career as global accounts director at Ernst & Young, financial director for global packaged drinks at Mars, and European Commercial Operations Manager at Unilever. Ms. Shah will bring crucially needed experience in financial management, budget control, and investment strategy to the Board.

N. Scott Fine. Mr. Fine is an investment banker at Scarsdale Equities, a New York-based investment banking firm, and Vice Chairman and Lead Director of Central European Distribution Corporation ("CEDC"), a multi-billion dollar alcohol and sprits company domiciled in Delaware with the majority of its operations in Eastern Europe. Mr. Fine has served as a director of CEDC for over a decade, during which time he co-managed its IPO and listing on NASDAQ, and led the CEDC Board's successful efforts in 2013 to restructure the company through a pre-packaged Chapter 11 process whereby CEDC was acquired by the Russian Standard alcohol group. Mr. Fine has been involved in corporate finance for over 30 years and has considerable experience in the medical and medical device sectors, having served as an advisor for  companies such as Research Medical, Derma Sciences, and Interleukin Genetics, among many others. Mr. Fine also acts as Vice Chairman and Lead Director of CTD Holdings, Inc., a specialty biopharmaceutical manufacturing and marketing company. Mr. Fine is the sole director of Better Place, Inc., an electric car company, where he was brought in to design, oversee and manage the orderly liquidation of the Delaware holding company of the Better Place group.  He is also a director of Operation Respect, an anti-bullying education non-profit organization. Mr. Fine will bring crucially needed experience in corporate finance and restructuring and M&A strategy to the Board.

Darryl Keys. Mr. Keys is the President and CEO of the Zypha Corporation, the Florida-based US subsidiary of a UK-based group providing telematics and cloud virtualization services, and serves on the board of directors of its holding company, Zypha Technologies. He also serves as a consultant with Keybel Consultants in worldwide strategy development, financial planning, and equity fundraising. Prior to this, Mr. Keys was a highly respected career banker, with nearly twenty years of experience, including serving as Head of Banking for MeesPierson N.V. London and as Director, Banking Division of Singer & Friedlander Merchant Bank.

Michael Luetkemeyer. Mr. Luetkemeyer, has extensive executive experience in the medical device industry, Forward's largest market, having served as the Chief Financial Officer of TranS1, Inc., a NASDAQ-listed medical device company from April 2007 through March 2010. He currently works as an independent consultant in the areas of strategic planning, financial management and infrastructure development. Prior to serving as CFO of TranS1, Mr. Luetkemeyer served as Senior Vice President and Chief Financial Officer of Micromuse, Inc., a NASDAQ-listed provider of network management software, from October 2001 to May 2006. He also served as a member of Micromuse's board of directors from January 2003 through February 2005, and as its interim CEO during 2003.  Prior to Micromuse, Mr. Luetkemeyer also served as Chief Financial Officer at NASDAQ-listed companies Rawlings Sporting Goods and Electronic Retailing Systems. Mr. Luetkemeyer has held a variety of senior finance positions throughout his career, including more than 10 years with General Electric, where he served with GE Aerospace, GE Semiconductor, and GE Plastics. Mr. Luetkemeyer will bring extensive financial and accounting experience to the Board.

Eric Freitag. Mr. Freitag currently acts as the Group Director of Product Innovation for R/GA, an international digital advertising agency, focusing on brand development and technology. Mr. Freitag specializes in the healthcare sector with extensive experience working with pharmaceutical, medical device and healthcare provider clients. Mr. Freitag has previously held leadership management positions at Smart Design, an innovation consulting firm, subsequent to a career in product development, having served as Global Director of its Healthcare Practice and Director of Engineering Services for nearly a decade.   Mr. Freitag will bring crucially needed experience in product design and strategic innovation to the Board.

Howard Morgan. Mr. Morgan has served as an independent director of Forward since February 2012.  Mr. Morgan has been the Managing Director of The Justwise Group Limited, a consumer durable products company, since 1997, having previously been employed by Justwise in various senior executive roles since 1989.  Mr. Morgan has also served as a Director of Eurofresh, a wholesale distribution company of fresh produce, since March 2013. Mr. Morgan brings significant business management and operational skills and experience to the Board.

Terence Bernard Wise. Mr. Wise has served as a director of Forward since February 2012 and has over 30 years of experience in the furniture, plastics, luggage and accessories industries.  Mr. Wise serves as principal and Chairman of The Justwise Group Limited, which he founded in 1977, a company that specializes in the procurement of consumer durable products from Asia and is an established supplier to a list of major UK multi-channel retailers. Mr. Wise also serves as a principal of Forward Industries Asia-Pacific Corporation (f/k/a Seaton Global Corporation). In addition to his business management skills, Mr. Wise brings extensive experience in Asian markets to the Board.

ADDITIONAL INFORMATION:

Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

FORWARD STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

The Participants in the proxy solicitation are Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine and Darryl Keys (collectively, the “Participants”).

As of the date hereof, Mr. Wise beneficially owns 1,608,541 shares of the Company's common stock, constituting approximately 19.6% of the class. As of the date hereof, Mr. Morgan beneficially owns 25,000 shares of the Company's common stock.

Contact:
Innisfree M&A Incorporated

Scott Winter, 212-750-5833